Form S-1/A Appendix

Amended Promising Letter

Larison Inc will continue to support Landbay Inc by granting funds or making loans without interest.

While the share's price of Landbay Inc will be less than $20/per shares, Larison Inc will have an obligation to support Landbay Inc.

After the share's price of Landbay Inc will be more than $20/per shares, Larison Inc won't have an obligation to support the Corporation.

Wanjun Xie

Wanjun Xie
President
Larison Inc
Date: 08/16/2016